UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2008

APEX BIOVENTURES ACQUISITION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	6770	20-4997725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Farm Lane
Hillsborough, California 94010
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 344-3029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, APEX BIOVENTURES ACQUISITION CORPORATION (“APEX”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING APEX’S SECURITIES, REGARDING ITS ACQUISITION OF DYNOGEN PHARMACEUTICALS, INC. (“DYNOGEN”) BY THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF APEX WITH AND INTO DYNOGEN (THE “MERGER”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

APEX AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPATING IN THE SOLICITATION OF PROXIES FROM APEX'S STOCKHOLDERS IN FAVOR OF THE APPROVAL OF THE MERGER. DYNOGEN AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY ALSO BE DEEMED A PARTICIPANT IN SUCH SOLICITATION. INFORMATION CONCERNING APEX'S DIRECTORS AND EXECUTIVE OFFICERS IS SET FORTH IN THE PUBLICLY FILED DOCUMENTS OF APEX. STOCKHOLDERS MAY OBTAIN MORE DETAILED INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF APEX AND ITS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER BY READING THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS REGARDING THE MERGER, WHICH WILL BE FILED WITH THE SEC.

STOCKHOLDERS OF APEX AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, APEX’S REGISTRATION STATEMENT ON FORM S-4, INCLUDING THE PROXY STATEMENT ATTACHED THERETO, IN CONNECTION WITH APEX’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS REGISTRATION STATEMENT AND PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ APEX’S FINAL PROSPECTUS, DATED JUNE 7, 2007, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF APEX’S OFFICERS AND DIRECTORS AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THE ACQUISITION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: APEX BIOVENTURES ACQUISITION CORPORATION, 18 FARM LANE, HILLSBOROUGH, CALIFORNIA 94010. THE PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, AND THE FINAL PROSPECTUS CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

DYNOGEN’S FINANCIAL INFORMATION AND DATA CONTAINED IN THE EXHIBITS HERETO IS UNAUDITED AND PREPARED BY DYNOGEN AS A PRIVATE COMPANY AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA WILL BE ADJUSTED AND PRESENTED DIFFERENTLY IN APEX’S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE MERGER.

Item 1.01 Entry into a Material Definitive Agreement.

General

On February 5, 2008, Apex Bioventures Acquisition Corporation, a Delaware corporation (“Apex”), and its wholly-owned subsidiary, Apex Acquisition Sub, Inc., also a Delaware corporation (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dynogen Pharmaceuticals, Inc., a Delaware corporation (“Dynogen”) and Kate Bingham and Michael Bigham, acting jointly as representatives of the Company Holders (defined in the Merger Agreement to refer collectively to the holders of Dynogen capital stock, options, warrants and other securities), pursuant to which Acquisition Sub will merge with and into Dynogen and Dynogen will become a wholly-owned subsidiary of Apex (the “Merger”).  Upon the Merger, Apex will be renamed “Dynogen Pharmaceuticals, Inc.” and Dynogen will be renamed “Dynogen, Inc.” The press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

Dynogen is a clinical stage pharmaceutical company developing more effective treatments for gastrointestinal and genitourinary disorders.  The Company has an advanced pipeline of clinical development programs focused on attractive and untapped markets in disease areas that severely impair a patient’s quality of life, such as irritable bowel syndrome, gastroesophageal reflux disease and overactive bladder.

The Merger Agreement (together with the related schedule of defined terms, but without the other schedules and exhibits thereto) is attached hereto as Exhibit 2.1 and should be referred to when reading the following summary. You are urged to read the entire Merger Agreement and other exhibits attached hereto as the following is a summary only.

Acquisition Structure

Under the terms of the Merger Agreement, Acquisition Sub will be merged with and into Dynogen, with Dynogen surviving the Merger as a wholly-owned subsidiary of Apex. Because Apex has no other operating business, following the Merger, Dynogen will effectively become a public company.

The acquisition is expected to be consummated in the second quarter of 2008, after the required approval by the stockholders of Apex and the fulfillment of certain other conditions, as discussed herein.

Merger Consideration

Closing Merger Consideration

In exchange for all of the capital stock of Dynogen outstanding immediately prior to the acquisition, Apex will initially issue shares of its common stock, valued at approximately $98 million, based on a per share value of $7.27, representing the volume weighted average closing price of Apex’s common stock as reported by the American Stock Exchange during the 20 trading days immediately preceding the signing of the Merger Agreement (the “Signing Price”).

Milestone Payments

Holders of Dynogen capital stock and vested options to acquire Dynogen common stock will also be entitled to receive additional shares of Apex common stock upon the occurrence of two milestone events (or the earlier sale of Apex or Dynogen) as more fully described in the Merger Agreement. Upon the occurrence of each such milestone, Dynogen stockholders and optionholders shall receive shares of Apex common stock, each tranche valued at approximately $23 million (or $46 million in the aggregate), based upon the Signing Price.

Assumption of Options and Warrants

At the closing of the Merger, all outstanding options and warrants to acquire shares of Dynogen capital stock will be assumed by Apex and each Dynogen option and warrant will become options or warrants, as applicable, to acquire common stock of Apex, on substantially the same terms and conditions as were applicable under the Dynogen option or warrant, as applicable. The number of shares of Apex common stock underlying such options and warrants, and the related per share exercise price, will be determined by reference to the Signing Price and will be in addition to the shares of Apex common stock valued at approximately $98 million.

Interim Financing

To fund its working capital requirements until the closing, Dynogen is permitted under the Merger Agreement to incur up to $10,000,000 of secured debt and up to $25,000,000 of bridge financing. If warrants are issued by Dynogen in connection with the secured debt, at the closing, such warrants will be assumed by Apex and become warrants to purchase shares of Apex common stock. The number of shares of Apex common stock underlying such warrants and the related per share exercise price will be determined by reference to the Signing Price. At the closing, the principal amount of any bridge notes issued by Dynogen in connection with bridge financing will be converted into (a) shares of Apex common stock based on the Signing Price, plus (b) warrants to purchase shares of Apex common stock equal to 25% of such principal amount, again based on the Signing Price and in addition to the shares of Apex common stock valued at approximately $98 million.

Voting Agreements and Lock-Up Agreements

In connection with the signing of the Merger Agreement, stockholders of Dynogen holding over 80% of the outstanding voting capital stock (the “Principal Stockholders”) have agreed, until the earlier of the consummation of the Merger or the termination of the Merger Agreement, (a) not to sell or otherwise transfer, except to certain permitted affiliate transferees who agree to be similarly bound, their shares of Dynogen capital stock (or options, warrants or other rights to acquire shares of Dynogen capital stock), and (b) to vote their shares of Dynogen capital stock in favor of the Merger, the Merger Agreement and the related agreements. These stockholders together control the only votes of the holders of any class or series of capital stock of Dynogen necessary to adopt the Merger Agreement and to approve the Merger and the related agreements.

Also in connection with the signing of the Merger Agreement, certain key senior employees of Dynogen have agreed, through the 180th day following the consummation of the Merger, not to sell or otherwise transfer shares of Apex common stock or options, warrants or other rights to acquire shares of Apex common stock, except to certain permitted affiliate transferees who agree to be similarly bound.

Registration Rights

As a condition to the closing of the Merger, Apex has agreed to register for resale the shares of Apex common stock issued in connection with the Merger to those Company Holders who may, following the Merger, be considered “affiliates” of Apex and who otherwise will not be able to sell their shares of Apex common stock in the absence of an exemption from registration. Apex has agreed to prepare and file such registration statement within 45 days from the consummation of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties of Dynogen relating to, among other things, (a) corporate organization, good standing and qualification, (b) the authorization, performance and enforceability of the Merger transaction agreements, (c) capital structure, (d) required filings and consents, (e) no violation of corporate documents, (f) material licenses and permits, (g) approval by its board and stockholders, (h) holding of leases and ownership of real property, (i) environmental matters, (j) financial statements and the absence of undisclosed liabilities, (k) litigation, (l) compliance with laws, (m) employment and labor matters, (n) taxes, (o) agreements, contracts and commitments, (p) related party transactions, (q) insurance, (r) intellectual property, (s) brokers, (t) computer systems, (u) information provided for the proxy statement, and (v) government regulatory matters.

The Merger Agreement also contains representations and warranties of Apex relating to, among other things, (a) corporate organization, good standing and qualification, (b) the authorization, performance and enforceability of the Merger transaction agreements, (c) capital structure, (d)  required filings and consents, (e) no violation of corporate documents, (f) approval by its board and stockholders, (g) SEC filings, (h) financial statements and absence of undisclosed liabilities, (i) litigation, (j) compliance with laws, (k) agreements, contracts and commitments, (l) related party transactions, (m) indebtedness, (n) insurance, (o) exchange listing of its common stock, (p) the principal amount held in trust for the benefit of its public stockholders, and (q) brokers.

Covenants

Apex and Dynogen have each agreed to take such actions as are necessary to consummate the acquisition. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains additional covenants of the parties, including, but not limited to, covenants providing for:

•
Apex to prepare and file a proxy statement to solicit proxies from its stockholders to vote in favor of proposals regarding the adoption of the Merger Agreement and the approval of the Merger, the election of certain directors to Apex’s board of directors, an amendment to Apex’s certificate of incorporation deleting or modifying certain portions of Article Sixth thereof (relating to certain actions that will no longer be required after the Merger) and changing Apex’s name to “Dynogen Pharmaceuticals, Inc.” and the adoption of an equity incentive plan;

•
Apex to prepare and file with the SEC a Registration Statement on Form S-4 registering the issuance of Apex securities to be issued in connection with the Merger and any other filings required under the securities laws or any other federal or state laws;

•
Each of Apex and Dynogen to cause to be prepared for inclusion in the Registration Statement on Form S-4, as soon as reasonably possible, audited financial statements for its fiscal year ended December 31, 2007 (together with appropriate auditor’s consents);

•
Dynogen to cause its independent auditors to deliver to Apex a “comfort” letter concerning Dynogen’s financial statements and certain statistical and other data to be included in the Registration Statement on Form S-4 and the proxy statement (subject to receipt from Apex and Dynogen of certain customary representations);

•
The parties to use commercially reasonable efforts to give all required notices to, and obtain all necessary approvals from, stockholders, governmental agencies (including, without limitation, the U.S. Federal Trade Commission and the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the U.S. Federal Drug Administration pursuant to the Federal Food, Drug and Cosmetic Act, as amended) and other third parties that are required for the consummation of the Merger;

•	The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information; and

•	Dynogen’s waiver of any right to make claims against the funds held by Apex in trust for the benefit of its public stockholders.

Post-Closing Board of Directors

As a condition to the closing of the Merger, the Principal Stockholders and the existing officers and directors of Apex will enter into a voting agreement, pursuant to which they will each agree, for the period through the second anniversary of the closing date, to vote their shares of Apex common stock in favor of the election to Apex’s board of directors of (a) Lee R. Brettman, Dynogen’s Chief Executive Officer, (b) four individuals designated by Apex (each of whom is an existing director of Apex), and (c) four individuals designated by Dynogen (each of whom is an existing director of Dynogen).

Conditions to Closing

General Conditions

Consummation of the Merger is conditioned on the Apex stockholders adopting the Merger Agreement and the related agreements and approving the Merger and the other transactions contemplated by the Merger Agreement and the related agreements. Such adoption and approval will require the affirmative vote of the holders of a majority of the shares of Apex’s common stock issued in Apex’s initial public offering (also referred to as the public shares) represented in person or by proxy at a meeting held to vote on the matter. Apex’s officers and directors who directly or indirectly hold shares of Apex common stock have agreed to vote their shares in the same manner as the majority of the public shares voted. Additionally, if holders owning 30.0% or more of the public shares both vote against the acquisition and exercise their right to convert their shares into a pro-rata portion of the funds held in trust by Apex for the benefit of its public stockholders, then the Merger will not be consummated.

In addition, the obligations of Apex and Dynogen to consummate the merger are subject to closing conditions, including: (a) all applicable waiting periods under the HSR Act have expired and all other approvals from governmental authorities shall have been obtained; (b) the Registration Statement on Form S-4 registering the Apex securities to be issued in connection with the Merger shall have been declared effective; (c) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement have been materially complied with by each party; (d) the receipt of all necessary consents and approvals by third parties; (e) the execution by and delivery to each party of each of the various transaction documents; (f) the absence of any action, suit or proceeding challenging or preventing the merger, (g) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger substantially on the terms contemplated by the merger agreement; and (h) the delivery of legal opinions and other closing documents.

Dynogen’s Conditions to Closing

The obligation of Dynogen to consummate the Merger is also conditioned upon each of the following, among other things: (a) the approval of the Dynogen stockholders of the Merger, the Merger Agreement and the related agreements, (b) the resignation by Apex’s non-continuing officers and directors, and (c) Apex shall be in compliance with all securities reporting requirements.

Apex’s Conditions to Closing

The obligation of Apex to consummate the Merger is also conditioned upon each of the following, among other things: (a) no more than 10% of the Dynogen stockholders exercising their appraisal rights, (b) the resignation by Dynogen’s non-continuing officers and directors, (c) delivery of legal opinions on intellectual property matters, and (d) delivery of a capitalization schedule.

Termination

The Merger Agreement may be terminated at any time prior to the closing, as follows:

•	by mutual written consent of Apex and Dynogen;

•
by either Apex or Dynogen if the merger is not consummated by November 1, 2008, provided, that, if the merger has not been consummated solely due to the non-receipt of a governmental approval, such date shall be extended by 30 days;

•
by either Apex or Dynogen if a court or governmental entity has issued a judgment, order, award, writ, injunction, ruling, or taken any other action, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the merger; or

•	subject to the applicable cure period, by either Apex or Dynogen if the other party has breached any of its covenants or representations and warranties.

Indemnification and Escrow

Pursuant to a 12-month escrow arrangement, 5% of the shares of Apex common stock issuable as of the closing date to Dynogen stockholders and holders of bridge notes, if any, as merger consideration will be held in escrow to satisfy Dynogen’s indemnification obligations. The escrow will be the sole remedy for Apex for its rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by Dynogen, whether as a result of any third party claim or otherwise. Claims for indemnification may be asserted against the escrow account by Apex once its damages exceed a $1,000,000 threshold and will be reimbursable to the extent that the claims exceed such threshold.

Miscellaneous

For the merger, Lazard served as financial advisor to Apex. RBC Capital Markets Corporation provided a fairness opinion to the Apex board of directors in conjunction with the Merger Agreement.

The foregoing descriptions of the agreements described herein do not purport to be complete and are qualified in their entirety by reference to the agreements filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been included to provide Apex’s investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Apex or Dynogen. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Apex’s public disclosures.

Item 7.01 Regulation FD Disclosure

THE BUSINESS OF DYNOGEN

Overview of Dynogen

Dynogen is a clinical-stage biopharmaceutical company focused on developing drugs to treat gastrointestinal (GI) and genitourinary (GU) disorders and diseases, specifically irritable bowel syndrome (IBS), nocturnal gastroesophageal reflux disease (NGERD) and overactive bladder (OAB). For some of these diseases, no approved treatment exists. The few treatment options approved by the U.S. Food and Drug Administration (FDA) have limited efficacy and side effects that range from bothersome to life threatening.

Dynogen is committed to developing GI and GU products to significantly increase patients’ quality of life and address large unmet market opportunities. Additionally, Dynogen’s strategy is to increase the likelihood for clinical success by focusing on product candidates with known safety and pharmacokinetic profiles, determined dose ranging, and early evidence of efficacy. The only drug currently available for IBS with diarrhea (IBS-d) has restricted access and severe side-effects. Sales of the only drug available for IBS with constipation (IBS-c) were suspended at the request of the FDA in March 2007 due to harmful cardiovascular side effects possibly related to the drug. Two of Dynogen’s compounds, DDP733 and DDP225 for IBS-c and IBS-d respectively, were each well tolerated in over 400 human subjects and no cardiovascular side effects have been observed. In contrast to the only available IBS-d drug, DDP225 has not led to increased constipation in clinical trials to date. Dynogen believes that its product candidates will continue to show advantages in both efficacy and safety, and may serve the unmet needs of these markets once approved.

Dynogen’s portfolio currently comprises the following three product candidates for multiple indications:

•
DDP733 for IBS-c. Dynogen’s most advanced clinical-stage drug candidate, DDP733 (pumosetrag), is an orally administered small molecule which is a partial agonist of the 5HT3 receptor. In January 2007, Dynogen announced positive results for DDP733 in a randomized, double-blind, placebo-controlled Phase 2a clinical trial in patients with IBS-c. The trial enrolled 91 patients at multiple centers in Canada, and the results indicated that patients who received the 1.4 mg dose of DDP733 were more likely to experience relief from their IBS symptoms than those who received placebo, as reported by an overall subject global assessment (OSGA). Patients receiving the 1.4 mg dose of DDP733 achieved an overall clinical response rate of 54% compared to a 15% clinical response rate for patients receiving placebo. This was a statistically significant result. The FDA has previously accepted efficacy determined by the OSGA as the registration endpoint for IBS-c and has agreed with Dynogen’s use of OSGA in its ongoing Phase 2b trial in IBS-c. An assessment of GI transit, which was a pharmacodynamic endpoint of this trial, did not yield interpretable results. Including the patients treated in the Phase 2a clinical trial of DDP733 for IBS-c, approximately 400 patients and healthy volunteers have been treated with DDP733. DDP733 has been well tolerated, and the majority of side effects were mild to moderate, transient and required no therapeutic intervention.

In October 2007 Dynogen initiated a Phase 2b clinical trial of DDP733 in IBS-c enrolling approximately 360 female patients and using the OSGA as the primary clinical endpoint. Dynogen expects results for this trial to be available by the end of the first quarter of 2009.

•
DDP225 for IBS-d. Dynogen’s next clinical-stage drug candidate, DDP225, is an orally administered, small molecule which is a low-potency inhibitor of the 5HT3 receptor and of noradrenaline reuptake. In December 2007, Dynogen announced positive results for DDP225 in a randomized, double-blind, placebo-controlled Phase 2a clinical trial involving 87 female patients in the United States and Canada with IBS-d. In a pre-specified responder definition, which required a patient to report adequate relief of their IBS pain or discomfort for at least two of the last 4 weeks of study, patients receiving the 1 mg dose of DDP225 achieved a clinical response rate of 71%, compared to a 25% clinical response rate for patients receiving placebo. This was a statistically significant result. The FDA has previously accepted efficacy determined using the adequate relief of IBS pain or discomfort measure as the registration endpoint for IBS-d. An assessment of GI transit, which was a pharmacodynamic endpoint of this trial, did not yield interpretable results. Approximately 450 patients and healthy volunteers have already been treated with DDP225. DDP225 has been well tolerated, and the majority of side effects have been mild to moderate, transient and required no therapeutic intervention.

Dynogen plans to initiate a Phase 2b clinical trial of DDP225 in IBS-d by the end of the third quarter of 2008 using adequate relief of IBS pain or discomfort as the primary clinical endpoint.

•
DDP200 for OAB. Dynogen is developing DDP200 as a treatment for the non-incontinent form of OAB (OAB-Dry). DDP200 is an orally administered, fixed dose proprietary combination of two marketed generic drugs, gabapentin and oxybutynin. Gabapentin is marketed for the treatment of postherpetic neuralgia and epilepsy, and oxybutynin is marketed for the treatment of lower urinary tract disorders. Dynogen’s combination of the two drugs has shown synergy in preclinical animal models of OAB, suggesting that a low dose combination of these two drugs will have improved efficacy over oxybutynin alone without the side effects seen at higher doses. Both drugs that comprise DDP200 have been marketed independently for many years, thus there are substantial established safety data available on each drug individually.

Dynogen plans to initiate a Phase 2b clinical trial of DDP200 in OAB by the end of the second quarter of 2009.

•
DDP733 for NGERD. Dynogen is also developing DDP733 as a treatment for NGERD. In June 2007, Dynogen announced positive results in a randomized, double-blind, placebo-controlled Phase 1b proof-of-concept clinical trial of DDP733 in 28 healthy volunteers. The primary efficacy measure for this trial was a reduction in the number of reflux events. Subjects acted as their own control, receiving approximately one week each of placebo and DDP733 in random order. Results of the trial were statistically significant and indicated that subjects who received the 0.5 mg dose of DDP733 had on average 40% fewer reflux events while taking DDP733 than when receiving placebo. Including the patients treated in the Phase 2a clinical trial of DDP733 for IBS-c, approximately 400 patients and healthy volunteers have been treated with DDP733. DDP733 has been well tolerated, and the majority of side effects have been mild to moderate, transient and required no therapeutic intervention.

Dynogen plans to initiate a Phase 2 clinical trial in GERD patients before the end of the third quarter of 2009.

•
DDP225 for OAB. DDP225 is also a clinical candidate for the treatment of OAB. Dynogen’s preclinical studies showed that DDP225 increased the functional capacity of the bladder and reduced voiding frequency without impairing the bladder’s ability to contract during normal emptying.

The GI and GU markets represent attractive opportunities for drug development. Both markets include disorders affecting millions of patients with significant unmet needs. Dynogen believes that these markets are under-served by prescription drugs as compared to other disorders.

For example, IBS afflicts approximately 12% of adults in the United States, or about 27 million patients and accounts for 12% of all primary care visits. IBS-c and IBS-d each account for approximately one-third of all IBS cases. The only drug approved for IBS-c was Novartis’ Zelnorm® (tegaserod). In March 2007, Novartis suspended sales of Zelnorm® at the request of the FDA based on possible adverse cardiovascular effects associated with the drug. Zelnorm® is currently available only via a restricted use program under a treatment investigational new drug protocol. The only drug approved for IBS-d is Lotronex® (alosetron, developed by GlaxoSmithKline and acquired by Prometheus), approved for use in female patients with severe IBS-d who meet the restrictive conditions stated in the label.

According to the National Overactive Bladder Evaluation program, OAB afflicts approximately 16% of men and 17% of women, or 37 million patients in the United States. Antimuscarinics are the only class of drugs currently approved for the treatment of OAB. In spite of the poor efficacy and undesirable side effects associated with these drugs, the market for OAB drugs in 2006 was approximately $1.6 billion in the United States.

NGERD affects approximately 10% of the United States population. There are currently no approved treatments for NGERD.

Key Strategic Agreements

Dynogen is a party to two licensing agreements and a patent and technology purchase and sale agreement that are important to its business.

Mitsubishi Tanabe Pharma Corporation: DDP225

In October 2003, Dynogen entered into a non-exclusive technology transfer and license agreement with Mitsubishi, or the 225 license agreement, pursuant to which Dynogen obtained the right to research, develop, manufacture and commercialize DDP225. Under the terms of the 225 license agreement, Mitsubishi provided Dynogen with all clinical trial data and other information useful for the research, development and manufacturing of the compound, as well as a supply of drug material adequate to complete Dynogen’s Phase 2 clinical trials, for which Dynogen paid an upfront licensing fee. Under the terms of the 225 license agreement, Dynogen is required to make certain royalty payments on therapeutic products that Dynogen develops and commercializes in each country where Dynogen commercializes the product and milestone payments upon the filing of the initial Investigational New Drug Application, or IND, for the product (which Dynogen has already paid) and upon the initial marketing approval for the product. Mitsubishi has an option for a license to develop, manufacture and commercialize DDP225 in Japan and certain other Asian countries.

Mitsubishi Tanabe Pharma Corporation: DDP733

In October 2004, Dynogen entered into an exclusive license agreement with Mitsubishi, or the 733 license agreement, pursuant to which Dynogen obtained exclusive rights under certain intellectual property and know-how related to DDP733. Under the 733 license agreement, Mitsubishi granted Dynogen the exclusive right to develop, manufacture and commercialize DDP733 in all areas of the world with the exception of Japan and certain other Asian countries. In addition to issued patents and pending patent applications related to the composition of matter and its use, Dynogen’s license includes exclusive rights to all preclinical, clinical and manufacturing data related to DDP733. Under the terms of the 733 license agreement, Dynogen paid an initial licensing fee and issued shares of its newly created first strategic series preferred stock to Mitsubishi. Dynogen is also required to pay certain royalty payments in each country where Dynogen commercializes the product in specified therapeutic indications, as well as milestone payments upon the achievement of specified regulatory milestones. As part of the 733 license agreement, Dynogen has granted to Mitsubishi a non-exclusive, royalty free license, with a right to grant sub-licenses, to any Dynogen intellectual property developed under this license. Dynogen has the right to grant sublicenses under the 733 license agreement.

Arachnova Therapeutics, Ltd.

In December 2007, Dynogen entered into a patent and technology purchase and sale agreement with Arachnova Therapeutics Limited under which Dynogen acquired certain patents and patent applications and related technology from Arachnova relating to DDP225. In consideration for the transfer of the assets, Dynogen paid an initial license fee and issued shares of newly created second strategic series preferred stock to Arachnova upon signing the purchase agreement. In addition, Dynogen must make a payment to Arachnova upon the earlier to occur of certain financings or merger and sale transactions or December 31, 2008. Dynogen must also make a milestone payment to Arachnova upon the achievement of certain development or licensing milestones, payable in shares of Dynogen’s second strategic series preferred stock or shares of its common stock, if such shares are then registered under the Securities Act of 1933, as amended, or, at Dynogen’s election, any combination of such shares and cash. Dynogen must also pay Arachnova certain earnout payments based on net sales of DDP225 and certain license fees. Upon the occurrence of certain merger and sale transactions, (i) in lieu of making the milestone payment, Dynogen must make a cash payment to Arachnova and (ii) in lieu of paying additional license fees, Dynogen must make additional milestone payments to Arachnova upon the achievement of certain development milestones, against which any previously paid license fees will be credited. Arachnova agreed not to develop DDP225 for any indication and, for a period of three years, agreed not to develop any drug with a 5HT3/NARI mechanism of action for the treatment of IBS or OAB.

Patents and Proprietary Rights

The following chart summarizes Dynogen’s current patents and proprietary rights. “US” refers to United States, “EP” refers to European Union and “WW” refers to worldwide.

Compound	Type of Patent	Countries	Expiry
DDP733	Composition of Matter	US, EU, CA - Granted	2013
	IBS-c Method of Use (Basic)	EP - Granted	2022
		US & CA - Pending	2022
		CA - Pending	2022
	IBS-c Method of Use (Specific Doses)	US - Pending	2028
	GERD Method of Use (Basic)	US & EP - Granted	2021
		CA - Pending	2021
	NGERD Method of Use (including combinations with gastric acid suppressing agents)	WW - Pending	2024
	NGERD/GERD Method of Use (Specific Doses)	US - Pending	2028
DDP225	IBS-d Method of Use	Australia, Singapore & S. Africa - Granted	2023, 2024
		New Zealand & China - Allowed	2024
		WW - Pending	2023, 2024
	OAB Method of Use	US, EP, Australia & China - Granted	2023, 2024
		WW - Pending	2023, 2024
	Polymorphic Formulation	WW - Pending	2027
DDP200	Combination Formulations (gabapentin or pregabalin in combination with any antimuscarinic)	EP - Granted	2024
		WW - Pending	2024
	OAB Method of Use	EP - Granted	2024
		WW - Pending	2024

As of January 4, 2008, Dynogen has licenses under or owns a total of 10 granted U.S. patents and 46 U.S. patent applications as well as 21 granted foreign patents and 94 foreign patent applications which are counterparts to certain of the U.S. patents and patent applications.

Dynogen holds an exclusive, royalty-bearing license from Mitsubishi under U.S. and certain foreign patents and patent applications directed to DDP733 and its use for the treatment of IBS-c and GERD, including a granted patent related to the DDP733 composition of matter and its use for the treatment of disorders of GI dismotility, granted U.S. and European patents related to the use of DDP733 for the treatment of GERD and a granted European patent related to the use of DDP733 for the treatment of IBS. Dynogen owns a U.S. patent application related to the use of specific doses of DDP733 for the treatment of NGERD and GERD, and a family of patent applications related to the use of DDP733 alone for the treatment of NGERD and in combination with gastric acid suppressing agents for the treatment of GERD and NGERD.

Dynogen owns 10 pending U.S. patent applications related to the use of DDP225 for the treatment of IBS-d. In addition, Dynogen owns granted patents in Australia, Singapore, and South Africa, and allowed patent applications in New Zealand and China related to the use of DDP225 for the treatment of IBS-d. Dynogen also owns 18 pending foreign patent applications with claims related to the use of DDP225 for the treatment of IBS-d.

Dynogen owns granted patents in the U.S., Europe, Australia, Singapore and China related to the use of DDP225 for the treatment of OAB. Dynogen also owns three pending U.S. applications and 19 pending foreign patent applications related to the use of DDP225 for the treatment of OAB. In addition, Dynogen owns pending U.S. and foreign patent applications related to a novel polymorphic form of DDP225 with improved stability.

Dynogen owns seven pending U.S. patent applications related to pharmaceutical compositions comprising DDP200 and the use of DDP200 for the treatment of OAB. Dynogen owns a granted European patent related to pharmaceutical compositions comprising DDP200 for the treatment of OAB and methods of treating OAB using DDP200, and a granted European patent related to the use of gabapentin for the treatment of OAB-Dry. Dynogen also owns more than 25 pending foreign patent applications related to DDP200 and its use for treating OAB.

Dynogen is aware of a granted U.S. patent that claims a method of improving bowel movement frequency in non-constipated female IBS using a 5-HT3 antagonist. Dynogen is not aware of any foreign counterparts to this patent. The claims of this patent may be relevant to the commercialization of DDP225. Dynogen believes that this patent is invalid. Dynogen cannot guarantee that this patent would not be asserted against it, and if asserted, that a court would find this patent invalid or not infringed. If this patent is asserted against Dynogen and a court finds it to be valid and infringed, Dynogen might be enjoined from commercializing DDP225 for the treatment of IBS-d in the United States or be required to secure a license under this patent. Dynogen cannot be assured that any license that it might be required to secure would be available on commercially-reasonable terms, if at all.

Dynogen is aware of a granted U.S. patent and corresponding pending foreign patent applications that claim the use of gabapentin for the treatment of incontinence. Dynogen does not believe that the manufacture, use, importation or sale of DDP200 for the treatment of OAB-Dry would infringe any valid claim of the granted patent or any valid claim which could issue from the pending applications. Dynogen cannot guarantee that this patent or any patent issuing from the pending applications would not be asserted against it, and, if asserted, that a court would find this patent or patent(s) issuing from the pending applications to be invalid or not infringed. If this patent or patent(s) issuing from the pending applications is asserted against Dynogen and a court finds it to be valid and infringed, Dynogen might be enjoined from commercializing DDP200 for the treatment of OAB-Dry or be required to secure a license under this patent. Dynogen cannot be assured that any license that it might be required to secure would be available on commercially-reasonable terms, if at all.

Dynogen is also aware of U.S. and foreign patent applications related to the use of α2δ subunit calcium channel modulators, such as gabapentin, alone or in combination with antimuscarinic agents, such as oxybutynin, for the treatment of lower urinary tract symptoms and disorders, such as OAB. Dynogen has patent applications with earlier priority dates than these U.S. and foreign patent applications with respect to claims drawn to the use of α2δ subunit calcium channel modulators, alone or in combination with antimuscarinic agents, for the treatment of OAB-Dry, and Dynogen has been granted two European patents with such claims. The opposition period has expired for Dynogen’s European patent with claims drawn to compositions comprising gabapentin in combination with an antimuscarinic and methods of use thereof to treat lower urinary tract symptoms, and no oppositions have been filed against Dynogen. The opposition period will expire May 1, 2008 for Dynogen’s European patent with claims drawn to the use of gabapentin to treat the symptoms of OAB-Dry. With respect to applications pending in the United States, Dynogen believes it will obtain claims similar to those that have been granted in Europe. With respect to similar claims in the United States, Dynogen believes that, should an interference be declared involving such claims, Dynogen would prevail. However, if Dynogen does not prevail in such an interference, Dynogen could be prevented from obtaining such patent claims. Should a third party obtain patents containing claims drawn to the use of α2δ subunit calcium channel modulators alone or in combination with antimuscarinic agents for the treatment of lower urinary tract symptoms and disorders, such claims could be asserted against Dynogen. If a court found such claims to be valid and infringed, Dynogen might be enjoined from commercializing DDP200, or be required to secure a license under these patents. Dynogen cannot be assured that any license that it might be required to secure would be available on commercially-reasonable terms, if at all.

Risks Associated with Dynogen’s Business

Dynogen’s business is subject to numerous risks and uncertainties. Dynogen may be unable, for many reasons, including those that are beyond its control, to implement its current business strategy and plans. Those reasons could include unfavorable clinical trial results, delays in obtaining, or a failure to obtain, regulatory approvals for its drug candidates, problems that may arise under its current or future licensing and collaboration agreements, inability to raise additional capital to fund its operations and failure to maintain and protect its proprietary intellectual property assets.

Dynogen has incurred significant losses since its inception in 2002. Dynogen has been able to generate only limited amounts of revenue. None of Dynogen’s drug candidates have been approved for commercial sale. Dynogen expects that its annual operating losses will increase significantly over the next several years as it advances DDP733, DDP225 and DDP200 through the clinical development process. Dynogen is unable to predict the extent of future losses or when it will become profitable, if at all. Even if Dynogen succeeds in developing and commercializing one or more of its drug candidates, Dynogen may never generate sufficient revenue to achieve and sustain profitability.

Dynogen Corporate Information

Dynogen was incorporated in Delaware in March 2002. Dynogen’s offices are located at 52 Second Avenue, Waltham, Massachusetts 02451, and its telephone number is (781) 839-5100. Dynogen’s internet address is www.dynogen.com. The information on Dynogen’s web site is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be a part of this Current Report on Form 8-K. Dynogen’s internet address is included in this Current Report on Form 8-K as an inactive technical reference only.

Executive Officers, Directors and Key Employees

The following table sets forth certain information concerning Dynogen’s executive officers, directors and key employees as of January 4, 2008:

Name	Position
Executive Officers and Key Employees
Lee R. Brettman, M.D., FACP	President, Chief Executive Officer and Director
Robert C. Lorette, J.D.	Chief Business Officer and Senior Vice President
Michael W. Spellman, Ph.D.	Senior Vice President of Pharmaceutical Development
Mark F. Boshar, J.D.	Vice President of Legal Affairs and Chief Patent Counsel
Suhail Nurbhai, MB ChB, MRCP(UK)	Vice President of Clinical Development
Scott A. Holmes, M.S., M.B.A., C.P.A.	Vice President, Finance and Administration

Non-Employee Directors
Augustine Lawlor(1)(2)	Director
Michael F. Bigham(2)	Director
Kate Bingham(1)	Director
Mark P. Carthy(2)	Director

(1) Member of Dynogen’s Audit Committee
(2) Member of Dynogen’s Compensation Committee

Executive Officers and Key Employees

Lee R. Brettman, M.D., FACP has served as Dynogen’s President and Chief Executive Officer and as a member of the Board of Directors since the company’s founding in March 2002. From 2001 to 2003, Dr. Brettman was an Entrepreneur in Residence at Oxford Bioscience Partners, a life science venture capital firm. From 1998 to 2001, Dr. Brettman was Chief Medical Officer and Senior Vice President of Medical and Regulatory Affairs at Millennium Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. From 1995 to 1999, Dr. Brettman served as Chief Medical Officer and Senior Vice President at LeukoSite Inc., a biopharmaceutical company, before it merged with Millennium. Prior to joining LeukoSite, Dr. Brettman worked in the industry as a Senior Director, Clinical Research at biopharmaceutical company Vertex Pharmaceuticals, Inc. from 1993 to 1995, Director of Anti-Infectives research at the Schering Plough Research Institute from 1992 to 1993, and Associate Director of the Anti-Infectives group at the Robert Wood Johnson Pharmaceutical Research Institute from 1990 to 1992. Dr. Brettman received dual bachelor’s degrees in biology and Russian literature from the Massachusetts Institute of Technology and his M.D. from the Baylor College of Medicine. Dr. Brettman is Board certified in internal medicine and infectious diseases and is a Fellow of the American College of Physicians and the Infectious Diseases Society of America.

Robert C. Lorette, J.D. has served as Chief Business Officer and Senior Vice President at Dynogen since July 2002. From 1999 to 2002, Mr. Lorette was Senior Vice President of Corporate Development for Boston Healthcare Associates, Inc., a firm providing management consulting and business advisory services to companies in the life science industry. From 1996 to 1999, Mr. Lorette was Vice President of Corporate Development for UroMed, Inc., a provider of urological and related medical supplies. Before joining UroMed, Mr. Lorette held several legal and general management positions with Bausch & Lomb Incorporated, a global eye care company, from 1985 to 1996, most recently as Vice President and General Manager at Bausch & Lomb’s Charles River Laboratories division. Prior to Bausch & Lomb, Mr. Lorette practiced corporate law at a private firm. Mr. Lorette received his bachelor’s degree in economics from College of the Holy Cross, his law degree (J.D.) from Syracuse College of Law, and his Masters in Public Administration from the Maxwell School of Syracuse University. Mr. Lorette also attended the Program for Management Development at the Harvard Business School.

Michael W. Spellman, Ph.D. has served as Senior Vice President of Pharmaceutical Development at Dynogen since January 2003. From 2000 to 2002, Dr. Spellman was Vice President of Quality, and then of Process Development, at Millennium Pharmaceuticals, Inc. From 1998 to 2000, Dr. Spellman served as Vice President of Preclinical Development at Coulter Pharmaceuticals, Inc., a biopharmaceutical company. From 1984 to 1998, Dr. Spellman held various positions at Genentech, Inc., a publicly traded biotechnology company, most recently as Director of Pharmacokinetics and Metabolism. Dr. Spellman received a bachelor’s degree in natural science from Assumption College, a Ph.D. in biochemistry from Michigan State University, and conducted postdoctoral research in the Department of Organic Chemistry at Stockholm University in Sweden.

Mark F. Boshar, J.D. has served as Vice President of Legal Affairs and Chief Patent Counsel at Dynogen since December 2003. From May 2003 to December 2003, Mr. Boshar was a consultant to the Company. From 2001 to 2002, Mr. Boshar served as Vice President of Legal Affairs for Vitivity, Inc., a subsidiary of Millennium Pharmaceuticals, Inc. From 1995 to 2000, Mr. Boshar was employed by Millennium, first as Chief Patent Counsel and Director of Legal Affairs, and later as Associate General Counsel and Chief Patent Counsel. Mr. Boshar was the Chief Patent Counsel and Director of Intellectual Property for Repligen Corporation, a publicly traded biopharmaceutical company, from 1992 to 1994. From 1989 to 1992, Mr. Boshar was an attorney with the law firm of Hale and Dorr, LLP, (now Wilmer Cutler Pickering Hale and Dorr, LLP). Mr. Boshar received his bachelor’s degree in biology, magna cum laude, from Tufts University and his law degree (J.D.) from Northeastern University School of Law.

Suhail Nurbhai, MB ChB, MRCP(UK) has served as Vice President of Clinical Development at Dynogen since June 2005.  From 1993 to 2005, Dr. Nurbhai served in positions of increasing responsibility at Pfizer, Inc., most recently as Executive Director and Head of CNS Clinical Research and Development. Prior to joining Pfizer, Dr. Nurbhai practiced medicine in the UK National Health Service, most recently in the gastroenterology department of Broad Green Hospital in Liverpool, England. Dr. Nurbhai qualified in Medicine at Dundee University in Scotland.  He completed his postgraduate general medical training at the University of Manchester during which time he was elected to the Membership of the Royal College of Physicians of the United Kingdom.

Scott A. Holmes, M.S., M.B.A., C.P.A. has served as vice president of finance and administration at Dynogen since December 2006. He served as Director of Finance at Dynogen from August 2005 to December 2006. Mr. Holmes joined Dynogen in October 2003 as Corporate Controller. From 2001 to 2003, Mr. Holmes was Corporate Controller at Keryx Biopharmaceuticals, Inc. a publicly-traded biopharmaceutical company. From 1997 to 2001, Mr. Holmes was with the accounting firm Ernst & Young LLP in its Mergers & Acquisitions and Audit practices. Mr. Holmes received a bachelor’s degree in history from Middlebury College, and a dual Master of Science and Master of Business Administration degree from Northeastern University’s Graduate School of Professional Accounting.

Non-Employee Directors

Augustine Lawlor - HealthCare Ventures has served as a member of the Board of Directors since March 2002. Mr. Lawlor is Managing Partner at HealthCare Ventures, LLC, a venture capital firm, and has been with the firm since 2000. From 1997 to 2000, Mr. Lawlor was Chief Operating Officer at LeukoSite. Before LeukoSite, Mr. Lawlor was Chief Financial Officer and Vice President of Corporate Development at Alpha-Beta Technology, Inc. a publicly-traded biopharmaceutical company. Prior to Alpha-Beta Technology, Mr. Lawlor held similar positions in industry at at BioSurface Technology and Armstrong Pharmaceuticals. Mr. Lawlor began his career as a management consultant with accounting firm KPMG Peat Marwick. Mr. Lawlor currently serves on the Boards of Human Genome Sciences, Replidyne, and several private companies. Mr. Lawlor received his bachelor’s degree from the University of New Hampshire, where he was elected to Phi Beta Kappa, and a master’s degree in management from Yale University.

Michael F. Bigham - Abingworth Management Limited has served as a member of Dynogen’s Board of Directors since April 2004. Mr. Bigham has been a Director at Abingworth Management Limited, a venture capital firm, since December 2002. From 2000 to 2004, Mr. Bigham served as Vice Chairman of Corixa Corporation, a publicly-traded biotechnology company. From 1996 to 2000, Mr. Bigham was President and Chief Executive Officer of Coulter Pharmaceuticals, until it merged with Corixa. Prior to Coulter, Mr. Bigham served in executive management from 1988 to 1996 at Gilead Sciences, Inc., a publicly traded biopharmaceutical company, most recently as Executive Vice President of Operations and Chief Financial Officer. Before joining Gilead, Mr. Bigham was a Co-Head of Healthcare Investment Banking at Hambrecht & Quist from 1984 to 1988. Mr. Bigham currently serves on the Boards of several private companies. Mr. Bigham earned his bachelor’s degree with distinction from the University of Virginia and qualified as a Certified Public Accountant before receiving his Master of Business Administration at the Stanford University Graduate School of Business.

Kate Bingham - SV Life Sciences has served as a member of Dynogen’s Board of Directors since April 2004. Ms. Bingham is Managing Partner with SV Life Sciences, and has been with the venture capital firm since 1991. Prior to joining SV Life Sciences, Ms. Bingham worked in business development for Vertex Pharmaceuticals from 1990 to 1991, and at Monitor Company, a strategy consulting firm, from 1987 to 1989. Ms. Bingham currently serves or has served on the boards of Affibody, Hexagen, Ingenium, LeukoSite, MedNova, Metris, Nexan, PowderMed, and Trine Pharmaceuticals. Ms. Bingham has a Master’s degree in biochemistry from Oxford University and was a Baker Scholar at Harvard Business School where she received a Master of Business Administration.

Mark P. Carthy - Orion Healthcare Equity Partners has served as a member of Dynogen’s Board of Directors since January 2006. Prior to founding Orion Healthcare Equity Partners in 2007, Mr. Carthy was General Partner at Oxford Bioscience Partners 2000 to 2007. He has more than 20 years of experience operating or investing in high technology companies. He is responsible for investments in Salix Pharmaceuticals, ImpactRx, Astex Therapeutics, Solexa, Cyberkinetics, Xanthus, PowderMed, Trubion, Cardiome and Affinium. Prior to joining Oxford, he was Biotechnology Portfolio Manager at the venture capital firm of Morningside Ventures where he focused on early stage private equity investments. Previously, he was Chief Business Officer of Cubist Pharmaceuticals, Inc. and Senior Director of Business Development at Vertex Pharmaceuticals Incorporated. He received his B.E. in chemical engineering from University College Dublin, Ireland, an M.S. in chemical engineering from University of Missouri and an M.B.A. from Harvard Business School. Mr. Carthy is a director of the board of directors of the New England Venture Capital Association and a member of the Genetics Advisory Council for the Harvard-Partners Center for Genetics and Genomics.

Scientific Advisory Board

Name	Position/Affiliation
Michael Camilleri, M.D.	Professor of Medicine and Physiology, Mayo Clinic College of Medicine
William C. de Groat, Ph.D.	Professor of Pharmacology, University of Pittsburgh School of Medicine
Gerald F. Gebhardt, Ph.D.	Professor of Anesthesiology and Director, Center for Pain Research, University of Pittsburgh School of Medicine
Steven B. Landau, M.D.	Director, Clinical and Scientific Analysis, HealthCare Ventures, LLC
J. David Leander, Ph.D.	President, Skagit Neuropharm Consulting, LLC

Michael Camilleri, M.D. is professor of medicine and physiology in the Mayo Clinic College of Medicine. He received his undergraduate training and medical degree from his native Malta in 1975, and pursued academic and clinical training at Hammersmith Hospital and the Royal Postgraduate Medical School in London. His research training led to a Masters degree from the University of London, and he was elected to the Fellowship of the Royal Colleges of Physicians of London and Edinburgh. Dr. Camilleri joined the staff of the Mayo Clinic in 1987. In 2001, he was named the Atherton and Winifred W. Bean Professor at the Mayo Clinic College of Medicine. Dr. Camilleri served on the Governing Board of the American Motility Society (AMS) from 1996 to 2000, and as Chair of the Clinical Practice Section of the AMS from 1997 to 1998, and is currently President-elect of the AMS. Dr. Camilleri is the first or senior author of over 300 articles, and has co-authored three books. He has served on the editorial boards of such journals as: Gastroenterology, Clinical Gastroenterology and Hepatology, and Neurogastroenterology and Motility. Dr. Camilleri has a long list of awards, including the Mayo Clinic Department of Internal Medicine’s Outstanding Investigator Award, Outstanding Mentor Award, the Janssen Research Foundation Clinical Research Award, and the Functional Brain-Gut Research Scientist Award.

William C. de Groat, Ph.D., is professor of pharmacology at the University of Pittsburgh Medical School. He received a Ph.D. in pharmacology at the University of Pennsylvania Medical School. Dr. de Groat obtained postdoctoral training in pharmacology at the University of Pennsylvania and in neurophysiology at the John Curtin School for Medical Research in Canberra, Australia. He joined the faculty at the University of Pittsburgh in 1968. He has been a visiting scientist at the National Institutes of Health and a visiting professor at the University College London. Dr. de Groat is a member of various societies and he has served on numerous editorial boards of such journals as: Journal of Pharmacology and Experimental Therapeutics, American Journal of Physiology, Urology, Neurourology and Urodynamics, Autonomic Neuroscience, Life Sciences, and Current Opinion in Central and Peripheral Nervous System Investigational Drugs. He has been treasurer and a member of the executive council of the Society for Neuroscience and the executive vice president of the International Society for Autonomic Neuroscience. Dr. de Groat has a long list of awards, including an NIH MERIT Award, as well as catalog of over 300 published papers in the fields of autonomic neuroscience and neurourology.

Gerald F. Gebhart, Ph.D.,is Director of the Pittsburgh Center for Pain Research and Professor, Anesthesiology, Pain Research at the University of Pittsburgh. Previously, Dr. Gebhart was professor and head, Department of Pharmacology, the University of Iowa. He earned his Ph.D. in pharmacology from the University of Iowa. After two years of study at the Université de Montreal, Dr. Gebhart joined the faculty in the Department of Pharmacology at the University of Iowa as an assistant professor and was promoted to associate professor and then to professor. Dr. Gebhart’s research has focused on mechanisms and modulation of pain. Dr. Gebhart received a five-year Bristol Myers Award for Excellence in Pain Research, a Method to Extend Research in Time (MERIT) Award from the National Institutes of Health, the Frederick W.L. Kerr Award from the American Pain Society, the Kappa Delta Elizabeth Winston-Lanier Award from the American Academy of Orthopedic Surgeons, the John J. Bonica Award from the American Society for Regional Anesthesia (2000) and the Distinguished Service Award from the American Pain Society. Dr. Gebhart is editor-in-chief of the The Journal of Pain, chair of the editorial board of the book series Pain Research and Clinical Management, has published more than 250 peer-reviewed papers, and has served on national research advisory committees, editorial boards, and committees of international scientific organizations.

Steven B. Landau, M.D., is director of clinical and scientific analysis at Healthcare Ventures, LLC, a leading venture capital firm specializing in life science investing. Dr. Landau is a summa cum laude graduate of Bowdoin College. He earned his M.D. from Case Western Reserve University in Cleveland Ohio. Dr. Landau completed his post graduate training at the Beth Israel Hospital and the Brigham and Women’s Hospital in Boston. He is board certified in medicine and gastroenterology. Dr. Landau has been in the biotechnology field for over 10 years. He has been associated with OraVax, LeukoSite, Inc., Millennium Pharmaceuticals, Inc., (by merger), Praecis Pharmaceuticals, Inc. and Dynogen Pharmaceuticals Inc. During his tenure at LeukoSite and Millennium Pharmaceuticals, Dr. Landau directed a successful Phase 2 program in inflammatory bowel diseases among other responsibilities. He has established new clinical programs in the areas of gastroenterology, metabolism, inflammation and central nervous system disorders. Immediately prior to joining Healthcare Ventures, Dr. Landau was at Dynogen Pharmaceuticals where he was initially vice president of clinical development and subsequently was appointed senior vice president of strategic corporate development.

J. David Leander, Ph.D., is the founder of Skagit Neuropharm Consulting and consults on neuropharmacology and neuropharmaceuticals for biotech companies and venture capital groups. Before founding Skagit Neuropharm Consulting, Dr. Leander spent over 21 years at Eli Lilly and Company in the neuroscience discovery area. Throughout his career at Lilly, Dr. Leander worked closely with various groups charged with business development and research acquisition resulting in numerous in- and out-licensing activities being pursued and consummated. For about eight years of his Lilly career, Dr. Leander served as the neuroscience discovery liaison to the Neuroscience Development Strategy Group at Eli Lilly KK in Kobe, Japan. Dr. Leander also worked with Elanco Animal Health, a division of Eli Lilly and Company, in leveraging assets from the Neuroscience Discovery area into potential products targeted for companion animals. Early during his Lilly career, Dr. Leander sought and obtained an M.B.A. in management from Indiana University School of Business. Prior to joining Lilly, Dr. Leander was an associate professor of pharmacology and psychology at the University of North Carolina where he rose through the academic ranks beginning as Instructor over eight years. Dr. Leander received his Ph.D. in neurobiology and experimental psychology at the University of Florida, his M.A. from Western Washington State University, and his B. A. from Pacific Lutheran University, where in 1995 he was named “Distinguished Alumnus of the Year.” Dr. Leander is an author on more than 200 scientific papers in various areas of neuropharmacology.

Item 8.01 Other Events.

The information set forth under Item 7.01 above is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

Exhibit	Description
2.1
Agreement and Merger (“Merger”) dated as of February 5, 2008, by and among Apex Bioventures Acquisition Corporation (“Apex”), Apex Acquisition Sub, Inc., Dynogen Pharmaceuticals, Inc. (“Dynogen”), and Kate Bingham and Michael Bigham, acting jointly as representatives of the Company Holders (as defined therein).

99.1	Press release of Apex, dated February 6, 2008.

99.2	Investor Slide Show Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX BIOVENTURES ACQUISITION CORPORATION
Dated: February 6, 2008

	By:	/s/ Darrell J. Elliott
	Name:	Darrell J. Elliott
	Title:	Chairman and Chief Executive Officer